Exhibit 10.1

Execution Version

MONMOUTH REAL ESTATE INVESTMENT CORP.

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

BY AND BETWEEN: MONMOUTH REAL ESTATE INVESTMENT CORP.

a Maryland Corporation (the “Corporation”)

AND:

Kevin S. Miller (“Employee”)

BACKGROUND

WHEREAS, Employee and the Corporation are parties to an Employment Agreement, originally dated August 19, 2019 and effective as of January 1, 2019 (“Prior Employment Agreement”);

WHEREAS, absent modification, the Prior Employment Agreement is scheduled to expire on December 31, 2021;

WHEREAS, in connection with the pending expiration of the Prior Employment Agreement, Employee and the Corporation now desire to amend and restate the Prior Employment Agreement in its entirety, effective (except as expressly set forth herein for Section 409A) as of January 1, 2022; and

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the Corporation and Employee agree as follows:

TERMS

1. Term of Employment.

(a)	Subject to earlier termination in accordance with this Employment Agreement, the Corporation agrees to employ Employee and Employee agrees to be employed in the capacity of Chief Financial Officer for a term of three (3) years, effective January 1, 2022 (the “Effective Date”) and terminating on December 31, 2024. Thereafter, the term of this Employment Agreement shall be automatically extended and renewed for successive one-year periods except that either party may, at least ninety (90) days prior to such expiration date or any anniversary thereof, give written notice to the other party electing that this Employment Agreement not be renewed or extended, in which case, this Employment Agreement shall expire as of the expiration date or anniversary date, respectively.

(b)	Should Employee remain employed through the effective date of a Change of Control (as defined in Section 12 hereof), Employee shall have the right to extend and renew this Employment Agreement so that the expiration date of this Employment Agreement will be three years following the date of the Change of Control (it being understood that in the event of such extension by Employee, (i) the term of this Employment Agreement shall be automatically extended and renewed for successive one-year periods from the three-year anniversary of such Change of Control, consistent with the foregoing sentence and (ii) that such election to extend the term is not a waiver of any Good Reason by Employee that may exist as of the date of such election). The period during which Employee is employed with the Corporation under this Employment Agreement, including any applicable renewal periods, is referred to as the “Term.”

2. Time and Efforts.

Employee shall diligently and conscientiously devote his time and attention and use his best efforts in the discharge of his duties as Chief Financial Officer of the Corporation.

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3. Board of Directors.

Employee should at all times discharge his duties in consultation with and under the supervision of the Board of Directors of the Corporation. In the performance of his duties, Employee shall make his principal office such place as both the Board of Directors of the Corporation and Employee from time to time agree.

4. Compensation.

A. The Corporation shall pay to Employee as compensation for his services, a base salary, which shall be paid in such intervals as salaries are paid generally to other executive officers of the Corporation (the “Base Salary”), as follows:

1. For the year beginning January 1, 2022 and ending on December 31, 2022, the base salary shall be $700,000.

2. For the year beginning January 1, 2023 and ending on December 31, 2023, the base salary shall be $735,000 (representing a five percent (5%) cost-of living adjustment from Employee’s base salary for calendar year 2022).

3. For the year beginning January 1, 2024 and ending on December 31, 2024, the base salary shall be $771,750 (representing a five percent (5%) cost-of living adjustment from Employee’s base salary for calendar year 2023).

4. With respect to any fiscal year of the Term (including renewal periods) which begins on or after January 1, 2025, the base salary shall be set by the Compensation Committee, and approved by the Board of Directors, provided that Employee’s base salary for any calendar year of the Term shall not result in a decrease in base salary as compared to the previous year of the Term.

B. Employee shall purchase and/or maintain a disability insurance policy, whose benefits shall commence ninety (90) days after the date of disability. During the first ninety (90) days following the date of disability, Employee’s salary will continue to be paid by the Corporation. Thereafter, Employee will receive lost wages from the disability policy. This provision applies to disability until the time of termination in the event termination paragraph 12 applies.

5. Bonuses.

With respect to each fiscal year during the Term, Employee shall be eligible to earn an annual cash bonus (the “Annual Cash Bonus”) based on the achievement of performance objectives. Annual Cash Bonuses shall be measured based on the appropriate fiscal year-end audited financial statements as approved by management and paid within two and one half (2 ½) months following the end of the calendar year in which the applicable Annual Cash Bonus is earned, subject to Employee’s continued employment through the date of payment.

A.	Annual Equity Market Cap Growth:

1)	10% growth - $20,000; 2) 15% growth - $30,000 (the “Market Cap Target”); 3) 20% growth - $40,000

Growth must be over the benchmark amount which is based upon the closing share price on the last day of the fiscal year and multiplied by the diluted shares outstanding on that same day.

B.	AFFO per Diluted Share Growth: to be paid each year over the three (3) year term provided the following growth rates are achieved:

1)	5% growth - $25,000; 2) 10% growth - $37,500 (the “AFFO Growth Target”); 3) 15% growth - $50,000; 4) 20% growth - $75,000

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Growth must be over the benchmark amount which is the AFFO per diluted share generated by the Corporation during the current fiscal year versus the prior fiscal year. Additionally, FFO must be equal to, or in excess of, the common dividend for AFFO growth bonuses to be paid.

C.	Dividend per Share Growth: to be paid each year over the 3 year term provided the following growth rates are achieved:

1)	5% growth - $75,000; 2) 10% growth - $100,000 (the “Dividend Growth Target”, and together with the Market Cap Target and AFFO Growth Target, the “Annual Cash Bonus Target”); 3) 15% growth - $125,000;.

Growth must be over the benchmark amount, which is the $0.72 annual ($0.18 quarterly) per share dividend rate for the fiscal year ended September 30, 2021.

6. Restricted Stock.

Employee may be eligible to receive annual restricted stock grants following fiscal year end, determined in the sole discretion of the Compensation Committee after it has had a reasonable amount of time to review the audited fiscal year end financials. During the Term, the Restricted Stock Grant shall be determined based on the following table:

Restricted Stock Grant potential of 12,500 shares per year (the “Stock Grant”)

Criteria	Amount of shares	Evaluation metric
Achievement of any of the individual goals (above)	50% = 6,250 shares	Discretion of Compensation Committee w/Board Approval

Discretion of Compensation Committee w/BOD Approval	50% = 6,250 shares	Based on overall performance of the Corporation (AFFO per share growth, acquisitions, total return performance and any item the compensation committee deems relevant)

Employee must be employed on each of the above dates in order for the Stock Grant associated with that date to vest as set forth herein.

7. Expenses.

The Corporation will reimburse Employee for reasonable and necessary expenses incurred by him in carrying out his duties under this Employment Agreement. Employee shall present to the Corporation from time to time an itemized account of such expenses in such form as may be required by the Corporation.

8. Vacation.

Employee shall be entitled to take four (4) paid weeks’ vacation per year and the same holidays as provided for other members of the staff.

9. Pension.

Employee, at his option, may participate in the 401-K plan of UMH Properties, Inc. according to its terms.

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10. Life and Health Insurance Benefits.

A. Employee shall be entitled during the Term to participate in all health insurance and group life insurance benefit plans providing benefits generally applicable to the employees of Monmouth Real Estate Investment Corp. as may be modified from time to time.

B. The Corporation shall directly pay up to $6,000 per year (subject to withholdings, as applicable) for the life insurance policies owned by Employee.

11. Termination.

A. If Employee’s employment with the Corporation is terminated either by the Corporation without Cause or by Employee with Good Reason, the Corporation shall continue to pay Employee his Base Salary plus his Annual Cash Bonus Target, in each case, as in effect immediately prior to such termination, for the greater of (x) the remaining Term as if no termination of employment occurred (after the application of the renewal provision hereof), but in no event for a period of time exceeding three years, or (y) one year, in each case, paid pursuant to the Corporation’s regular payroll practices (except as may be delayed under Section 409A as set forth below). In addition, if Employee elects group health plan continuation coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Corporation will pay the cost of Employee’s (and his spouse and eligible dependents who were covered immediately prior to Employee’s termination of employment) medical, dental and/or vision benefit coverage under COBRA for up to eighteen (18) months, in accordance with COBRA, beginning the first day of the calendar month following Employee’s termination of employment and ending on the eighteen (18) month anniversary thereof (or until Employee, his spouse and eligible dependents become covered under another employer’s medical, dental and vision plans, if sooner). The amounts due under this Section shall not be reduced by any amounts paid to Employee under any policy or plan of insurance, including but not limited to unemployment, disability, or life.

B. “Cause” shall mean a termination of Employee’s employment by reason of a good faith determination by (x) if prior to a Change of Control, a majority of the Board of Directors of the Corporation or the President of the Corporation or (y) if following a Change of Control, a majority of the Board of Directors of the Corporation, in each case, that Employee, by engaging in fraud or willful misconduct, (i) failed to substantially perform his duties with the Corporation (if not due to death or disability), or (ii) has engaged in conduct, the consequences of which are materially adverse to the Corporation, monetarily or otherwise.

C. Good Reason shall mean the occurrence of any of the following, without Employee’s prior consent: (i) a diminution or adverse change in Employee’s title, or a material diminution in Employee’s responsibilities, duties or authority; (ii) a material reduction in Employee’s base salary; (iii) Employee being required to work substantially at a location outside a fifty (50) mile radius from the Corporation’s current location; or (iv) the Corporation’s breach of this Employment Agreement or any other material agreement between the Corporation and Employee, provided, however, that none of the foregoing events or conditions will constitute Good Reason unless: (x) Employee provides the Corporation with written objection to the event or condition within ninety (90) days following the occurrence thereof, (y) the Corporation does not reverse or otherwise cure the event or condition within thirty (30) days of receiving that written objection, and (z) Employee resigns his employment within thirty (30) days following the expiration of that cure period.

12. Change of Control.

A. The term “Change of Control” under this Employment Agreement shall mean (i) a sale of substantially all of the assets of the Corporation, not in the ordinary course, to an unaffiliated third party; or (ii) the transfer, in one transaction or a series of transactions, to an unaffiliated third party of outstanding shares of capital stock of the Corporation representing a majority of the then outstanding voting capital stock of the Corporation; or (iii) a majority of the members of the Board of Directors ceasing to be composed of individuals who either were members of the Board immediately following the 2021 Annual Meeting of Shareholders of the Corporation, or whose election to the Board was approved by a majority of such incumbent directors or their approved successors, (iv) a merger or consolidation of the Corporation having the same effect as item (i), (ii) or (iii) above, or (iv) any other event of a nature that would be required to be reported as a change of control in item 5.01 of Form 8-K under the Securities Exchange Act of 1934, as amended (or any successor provision thereto). Notwithstanding the foregoing, any combination of MONMOUTH REAL ESTATE INVESTMENT CORPORATION and UMH PROPERTIES, INC. shall not be considered a Change of Control under this Employment Agreement.

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B. The Corporation intends to adopt an Executive Management Transaction Bonus Plan to provide certain employees of the Corporation with transaction bonuses, subject to the participant remaining employed by the Corporation through the consummation of a Change of Control. In addition to any other compensation afforded herein, Employee shall be entitled to participate in the Executive Management Transaction Bonus Plan, if adopted, consistent with the terms of such Executive Management Transaction Bonus Plan. Receipt of a transaction bonus shall not prejudice any other rights Employee may have under this Section or Section 11.A.

C. The amounts due under this Section shall not be reduced by any amounts paid to Employee under any policy or plan of insurance, including but not limited to unemployment, disability, or life.

13. Notices.

Any notice required or permitted to be given under this Employment Agreement shall be in writing and must be delivered by nationally recognized overnight courier, U.S. mail, email or personal delivery. Any notice, request, demand, claim, or other communication required or permitted hereunder will be deemed duly given, as applicable, (a) on the date of receipt by the addressee if sent by overnight delivery, (b) upon the earlier of written confirmation of receipt and three (3) days after deposit in the U.S. mail, if mailed, (c) when received, if sent by email (provided that the sender’s computer provides confirmation of transmission or receipt evidencing that such communication was sent to the appropriate email address on a specified date), or (d) upon personal delivery, in each case, addressed as follows:

The Corporation:	Monmouth Real Estate Investment Corp.
Bell Works
101 Crawfords Corner Road, Suite 1405
Holmdel, NJ 07733

Employee:	Kevin S. Miller
(address on file)

14. Governing Law.

This Employment Agreement shall be construed and governed in accordance with the laws of the State of New Jersey. Payments payable under the Employment Agreement will be subject to withholding for taxes and other required deductions.

15. Entire Contract.

This Employment Agreement together with that certain Indemnification Agreement by and between the Corporation and Employee entered into connection with his services to the Corporation as an Officer and member of the Board of Directors of the Corporation, constitutes the entire understanding and agreement between the Corporation and Employee with regard to all matters herein. There are no other agreements, conditions or representations, oral or written, express or implied, with regard thereto. This Employment Agreement may be amended only in writing signed by both parties hereto.

16. Modification and Waiver.

No provision of this Employment Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Employee and such officer as may be specifically designated by the Board of Directors of the Corporation. No waiver by either party hereto at any time of any breach by the other party hereof, or compliance with, any condition or provision of this Employment Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

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17. Successors.

This Employment Agreement shall be binding on the Corporation and any successor to any of its businesses or assets. This Employment Agreement shall inure to the benefit of and be enforceable by Employee’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

18. Severability.

The invalidity or unenforceability of any provision of this Employment Agreement, whether in whole or in part, shall not in any way affect the validity and/or enforceability of any other provisions herein contained. Any invalid or unenforceable provision shall be deemed severable to the extent of any such invalidity of unenforceability.

19. Headings.

Headings used in this Employment Agreement are for convenience only and shall not be used to interpret its provisions.

20. Section 409A.

A.	It is intended that the payments and benefits provided under this Employment Agreement shall be exempt from or compliant with the application of the requirements of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”). This Employment Agreement shall be construed, administered, and governed in a manner that effects such intent, and the Corporation shall not take any action that would be inconsistent with such intent. Specifically, any severance benefit payable pursuant to Section 11 above, to the extent they are required to be paid, and are actually or constructively received, during the period from the date on which Employee’s employment with the Corporation terminates through March 15 of the calendar year following such termination, are intended to constitute separate payments by reason of the “short-term deferral” rule. To the extent payments are required to be paid commencing after that date, they are intended to constitute separate payments that are exempt from the application of Section 409A by reason of exceptions under Sections 1.409A-1(b)(9)(iii) or 1.409A-1(b)(9)(v) of the Code’s treasury regulations, as applicable, to the maximum extent permitted under those provisions. In no event whatsoever shall the Corporation or any of its affiliates be liable for any additional tax, interest, or penalties that may be imposed on Employee as a result of Section 409A or any damages for failing to comply with Section 409A.

B.	Notwithstanding anything contrary in this Employment Agreement, effective immediately, if Employee is a “specified employee,” as determined under the Corporation’s policy for determining specified employees, on the date on which Employee’s employment terminates, all payments or benefits provided hereunder that for any reason constitute a non-exempt “deferral of compensation” within the meaning of Section 409A, that are provided upon a “separation from service” within the meaning of Section 409A and that would otherwise be paid or provided during the first six (6) months following such date of termination, shall instead be accumulated through and paid or provided (without interest) on the first business day following the six (6) month anniversary of such date of termination or, if Employee’s death occurs prior to the end of the six (6) month period, as soon as reasonably possible following Employee’s death. Reimbursement of any eligible expenses shall be made in accordance with the Corporation’s policies and practices and as otherwise provided herein; provided, that in no event shall reimbursement be made after the last day of the year following the year in which the expense was incurred. The right to reimbursement is not subject to liquidation or exchange for another benefit. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year. To the maximum extent permitted under Section 409A, each payment hereunder will be a separate payment in a series of separate payments. In no event whatsoever shall the Corporation or any of its affiliates be liable for any additional tax, interest, or penalties that may be imposed on Employee as a result of Section 409A or any damages for failing to comply with Section 409A, and the Corporation and its affiliates make no guarantees as to any particular tax treatment.

C.	Notwithstanding anything to the contrary herein, to the extent necessary to comply with Section 409A (if applicable), in no event will a transaction constitute a Change of Control for purposes of this Employment Agreement unless such transaction constitutes a change in the ownership or effective control of the Corporation or in a substantial portion of the Corporation’s assets, determined in accordance with Treasury Regulation Section 1.409A-3(i)(5) and applicable published guidance under Section 409A.

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IN WITNESS WHEREOF, the Corporation has by its appropriate officers signed and affixed its seal and Employee has signed and sealed this Employment Agreement. Employee has had the opportunity to seek, and has sought (or voluntarily elected not to seek), review of the Employment Agreement by independent legal counsel, and Executive acknowledges and agrees that legal counsel for the Corporation is not and shall not constitute Employee’s legal counsel.

Signature Page Follows

MONMOUTH REAL ESTATE INVESTMENT CORPORATION

	By:	/s/ Brian H. Haimm
BRIAN H. HAIMM
Chairperson, Compensation Committee
(SEAL)

	By:	/s/ Kevin S. Miller
KEVIN S. MILLER
Employee

	Dated:	December 3, 2021

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